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                                                                  EXHIBIT (a)(9)

                     NOTICE TO UNISOURCE RSP PARTICIPANTS

                         IMMEDIATE ATTENTION REQUIRED


                                                                    June 4, 1999


Dear Participant in the Unisource Worldwide, Inc. Retirement Savings Plan:

        The attached package contains very important information about the proposed transactions (the "Transaction") between Unisource Worldwide, Inc. ("Unisource") and Atlanta Acquisition Corp. ("AAC"), a wholly owned subsidiary of Georgia-Pacific Corporation, a Georgia corporation ("Georgia-Pacific"). The Transaction will directly affect your interest in the portion of your account under Unisource Worldwide, Inc. Retirement Savings Plan (the "RSP") that is invested in Unisource Worldwide, Inc. common stock ("Unisource Stock"). The enclosed materials include the Offer to Purchase and related Letter of Transmittal, and Solicitation/Recommendation Statement on schedule 14D-9, which have been furnished by Georgia-Pacific and Unisource, respectively. PLEASE READ ALL OF THE ENCLOSED MATERIALS CAREFULLY.

        As more fully described below and in the enclosed package, the transaction is comprised of a Tender Offer - that is, an offer by AAC to purchase any and all outstanding shares of common stock issued by Unisource, including the shares of Unisource Stock allocated to your account under the RSP, at a price of $12.00 per share net to the seller in cash, without interest thereon, upon the terms and conditions set forth in the enclosed Agreement and Plan of Merger. As a participant in the RSP, you have the right to direct The Northern Trust Company, the trustee of the RSP (the "Trustee") whether or not to tender the shares of Unisource Stock allocated to your account under the RSP.

        After reading these materials, you should complete the enclosed Direction Form and return it in the postage-paid envelope that is provided. In order to ensure that your directions to the Trustee remain confidential, all Direction Forms will be returned directly to the Trustee. Your completed Direction Form must be received before 5:00 p.m. Eastern Standard Time on June 23, 1999.

        Please note that a form that is postmarked before the June 23rd deadline but actually received after the deadline will be too late and not effective. Mail your form early enough for it to be RECEIVED BY THE TRUSTEE before the deadline.

        IF YOUR DIRECTION FORM IS NOT RECEIVED BY THE TRUSTEE BEFORE 5:00 P.M. EASTERN STANDARD TIME ON JUNE 23, 1999, THE TRUSTEE WILL NOT TENDER (OFFER TO
SELL) TO AAC ANY OF THE SHARES OF UNISOURCE STOCK ALLOCATED TO YOUR ACCOUNT UNDER THE RSP, UNLESS IT DETERMINES THAT IT IS LEGALLY OBLIGATED TO DO SO.

        Please note that your instructions to the Trustee will be kept confidential. No one at Unisource, AAC, or Georgia-Pacific will be informed of your decision on how to instruct the Trustee.

        SUMMARY OF PROPOSED TRANSACTION

        The proposed acquisition of Unisource by AAC will take place as follows and which is more fully described in the enclosed materials:

        AAC has made a TENDER OFFER to buy any and all of the outstanding shares of Unisource Stock for $12.00 per share for each share tendered (the "Per Share Amount"), subject to the conditions described below and in the enclosed package (the "Tender Offer"), net to the stockholder in cash, subject to any applicable withholding of taxes. The Merger Agreement prohibits AAC from amending the terms of
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the Tender Offer, without the consent of Unisource, to (i) decrease the price to be paid for Unisource Stock in the Tender Offer, (ii) reduce the number of shares of Unisource Stock sought in the Tender Offer, (iii) add to the conditions to the Tender Offer, (iv) change the form of consideration to be paid for Unisource Stock in the Tender Offer or (v) make any other change in the terms of the Tender Offer that is adverse to holders of shares of Unisource Stock. The Merger Agreement obligates AAC to extend the Tender Offer until all of the conditions to the Tender Offer are satisfied or waived if, at the scheduled or extended expiration date of the Tender Offer, any of the conditions of the Tender Offer have not been satisfied or waived by AAC, until such conditions are satisfied or waived. The Merger Agreement also requires that AAC extend the Tender Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or any other period required by applicable law. Notwithstanding the foregoing, in connection with a termination of the Merger Agreement, AAC may terminate the Tender Offer 120 days after its commencement if all of the conditions to the Tender Offer are not satisfied or waived by AAC at such time.

        The Merger Agreement provides that AAC will be merged with and into Unisource (the "Merger") as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. Under the terms of the Merger Agreement, at the closing of the Merger, each share of Unisource Stock will be converted into the right to receive from the surviving corporation an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable, without interest, to the holder of such share of Unisource Stock. Notwithstanding the foregoing, the Merger Consideration will not be payable in respect of (a) shares of Unisource Stock held by Unisource or by Georgia-Pacific or any of its subsidiaries, which will be canceled upon the closing of the Merger, and (b) shares of Unisource Stock as to which appraisal rights have been properly exercised.

        At this time, you have the opportunity to determine how to respond to the Tender Offer. By completing the enclosed Direction Form in accordance with the instructions set forth below, you may direct the Trustee of the RSP whether to tender all, some, or none of the shares of Unisource Stock allocated to your account under the RSP.

        HOW THE TENDER OFFER WORKS

        Everyone who owns shares of Unisource Stock, including employee benefit plans such as the RSP, may tender their shares of Unisource Stock -- meaning offer to sell the shares to AAC. THE TENDER OFFER IS CURRENTLY SCHEDULED TO EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON JUNE 25, 1999, BUT THE TENDER OFFER MAY BE EXTENDED.

        PLEASE NOTE THAT YOU CANNOT TENDER THE SHARES OF UNISOURCE STOCK ALLOCATED TO YOUR ACCOUNT UNDER THE RSP DIRECTLY TO AAC. INSTEAD, IF YOU WANT THOSE SHARES OF UNISOURCE STOCK TO BE TENDERED, YOU MUST USE THE ENCLOSED DIRECTION FORM.

        As explained in more detail in the enclosed package, there are a number of conditions that must be met for AAC to be obligated to buy Unisource Stock. Most importantly, notwithstanding any other provisions of the Tender Offer but subject to compliance with the other provision of the Merger Agreement, the Merger Agreement provides that AAC is not required to accept for payment or pay for any shares of Unisource Stock tendered pursuant to the Tender Offer, and may terminate or amend the Tender Offer in accordance with the Merger Agreement and may extend the acceptance for payment of and payment for shares of Unisource Stock tendered, if (i) at least the number of shares of Unisource Stock that when added to the shares of Unisource Stock already owned by Georgia-Pacific constitute a majority of the then outstanding shares of Unisource Stock on a fully diluted basis (including, without limitation, all shares of Unisource Stock issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights) has not been validly tendered (and not withdrawn) prior to the expiration of the Tender Offer (the "Minimum Condition"), (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") has not expired or been terminated prior to
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the expiration of the Tender Offer, or (iii) at any time on the after the date of the Merger Agreement, and prior to the acceptance for payment of shares of Unisource Stock, any of the conditions outlined on pages 6 through 7 of the Solicitation/Recommendation Statement exist and remain in effect.

        THUS, THERE IS NO ASSURANCE THAT ANY OR ALL OF THE SHARES OF UNISOURCE STOCK ALLOCATED TO YOUR ACCOUNT UNDER THE RSP WILL BE PURCHASED BY ACC PURSUANT TO THE TENDER OFFER, EVEN IF YOU DIRECT THE TRUSTEE TO TENDER ALL OF THE SHARES OF UNISOURCE STOCK ALLOCATED TO YOUR ACCOUNT. IN ADDITION, IF CERTAIN CONDITIONS ARE NOT MET, THERE IS NO ASSURANCE THAT ANY SHARES OF UNISOURCE STOCK WILL BE PURCHASED. IN THE EVENT THAT AAC DOES NOT PURCHASE THE UNISOURCE STOCK IN YOUR ACCOUNT, YOUR ACCOUNT WILL CONTINUE TO REFLECT THE ALLOCATION OF UNISOURCE
STOCK THAT YOU HAVE ELECTED TO MAINTAIN AND YOU WILL RETAIN THE ABILITY TO ALLOCATE YOUR ACCOUNT BALANCES PURSUANT TO THE TERMS OF THE RSP.

        As noted above, if your Direction Form is not received by the Trustee before 5:00 p.m. Eastern Standard Time on June 23, 1999, the Trustee will not tender any of shares of Unisource Stock allocated to your account under the RSP, unless it determines that it is legally obligated to do so.

        INVESTMENT OF TENDER OFFER PROCEEDS

        AAC will pay cash to the Trustee for all shares of Unisource Stock allocated to your account under the RSP that are actually purchased pursuant to the Tender Offer. The Proceeds will then be reinvested in the Stable Value Fund established under the RSP. If you so elect, you may reinvest the proceeds in any existing investment fund within the RSP.

        PROCEDURE FOR DIRECTING TRUSTEE

        A Direction Form for you to use to direct the Trustee is enclosed. In order to be effective, this form must be properly completed and returned in the enclosed envelope in time to be received by the Trustee before 5:00 p.m. Eastern Standard Time on June 23, 1999. A form that is postmarked before this deadline but actually received after the deadline will be too late and will not be effective.

        Please note the address on the reverse side of the Direction Form; it indicates the number of equivalent shares of Unisource Stock allocated to your account under the RSP as of May 25, 1999. The Trustee of the RSP holds Unisource Stock in the Unisource Stock Fund under the RSP. Units of the Unisource Stock Fund under the RSP are credited to individual participants' accounts in accordance with the terms of the RSP. These units of the Unisource Stock Fund have been converted into an equivalent number of shares of Unisource Stock and then rounded up or down to the closest number of whole shares. The whole number of equivalent shares are referred to in this Notice to Participants as the "shares of Unisource Stock allocated to your account under the RSP".

        The number of shares of Unisource Stock allocated to your account under the RSP does not appear on your instruction form. The RSP's daily valuation design feature prevents Unisource from supplying to the Trustee an accurate allocation of the number of shares of Unisource Stock in your account under the RSP with enough time for you to make an informed decision with respect to the Offer. Therefore, the instruction form provides that you may instruct the Trustee either to tender all of the shares of Unisource Stock, a percentage in whole numbers of the shares of Unisource Stock, or none of the shares of Unisource Stock allocated to your account under the RSP.

        To properly complete your Direction Form, you must do the following:

                (1) On the face of the form, check Box 1, Box 2, or Box 3. CHECK ONLY ONE BOX.
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        .  CHECK BOX 1 if you want to tender all of the shares of Unisource
           Stock allocated to your account under the RSP.

        . CHECK BOX 2 if you want some of the shares of Unisource Stock allocated to your account under the RSP to be tendered, AND fill in the percentage in whole numbers of those shares you want to be tendered.

        . CHECK BOX 3 if you do not want any of the shares of Unisource Stock allocated to your account under the RSP to be tendered.

           2) Sign on the bottom of the Direction Form and date it in the space provided.

           3)  Keep a copy of your Direction Form for your records.

           4) Mail the Direction Form promptly in the postage-paid envelope that is provided. Faxed Forms are not acceptable.


        REMEMBER THE TRUSTEE MUST RECEIVE YOUR FORM BEFORE 5:00 P.M. EASTERN STANDARD TIME ON JUNE 23, 1999.


        If you sign, date and return the enclosed instruction form but do not check any box on the form, the Trustee will treat your instruction form as not providing any instruction to the Trustee regarding the Offer. Your Direction Form will be deemed irrevocable unless you send a new, later-dated Direction Form that is received by the trustee before 5:00 p.m. Eastern Standard Time on June 23, 1999 at the following address:

                                The Northern Trust Company, Trustee
                                P.O. Box 1997
                                New York, New York 10117-0024


        In order to be effective, your later-dated Direction Form must be properly completed, include your name, address, Social Security number and be received by the Trustee before 5:00 p.m. Eastern Standard Time on June 23, 1999. Otherwise your earliest Direction Form will still be in effect. Additional Direction Forms and mailing envelopes can be obtained by calling the Unisource Benefits Center at 1-888-953-8647.

        Neither Unisource nor the Trustee can make recommendations to you regarding what decisions to make. If you have questions about the terms and conditions of the Tender Offer, please contact the Information Agent for the Tender Offer, D.F. King & Co., Inc. at 1-800-488-8095.


                                        THE NORTHERN TRUST COMPANY

June 4, 1999